UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                        Under the Securities Act of 1934
                               (Amendment No. 18)

                   Pediatric Services of America, Inc. (PSAI)
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    705323103
                                 (CUSIP Number)

                                David Nierenberg
                               The D3 Family Funds
                               19605 NE 8th Street
                                 Camas, WA 98607
                                  360-604-8600
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 10, 2005
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: |_|

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1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


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6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    687,740 common shares (9.6%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           687,740
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,210,330 shares (16.9%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     16.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Retirement Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    222,549 common shares (3.1%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           222,549
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,210,330 shares (16.9%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     16.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Children's Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    49,307 common shares (0.7%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           49,307
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,210,330 shares (16.9%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     16.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Offshore Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    146,609 common shares (2.0%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           146,609
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,210,330 shares (16.9%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     16.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Bulldog Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    104,125 common shares (1.5%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           104,125
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,210,330 shares (16.9%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     16.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

Item 1.     Security and Issuer.

            Common stock of Pediatric Services of America, Inc. (PSAI) 310 Technology Parkway, Norcross GA 30092-2929

Item 2.     Identity and Background.

            The D3 Family Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3.     Source and Amount of Funds or Other Consideration

            Source of funds is money invested in the partnership by its partners.

Item 4.     Purpose of Transaction

            For investment purposes.

Item 5.     Interest in Securities of the Issuer.

            (a,b) D3 Family Fund, L.P. owns and has sole voting and dispositive power over 687,740 common shares of PSAI.

            (c)   Date          Shares Bought       Price
                  ----          -------------       -----

                  2/22/05            7,000           11.33
                  2/23/05           35,550           12.11
                  2/24/05            8,000           12.02
                  2/25/05            7,900           12.04
                  3/02/05            5,500           12.04
                  3/04/05            4,700           12.05

            (d)   N/A

            (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

            N/A

Item 7.     Material to be Filed as Exhibits

            N/A

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.


      March 10, 2005                /s/ DAVID NIERENBERG
      ---------------               --------------------------------------------
                                    President
                                    Nierenberg Investment Management
                                    Company, Inc., the General Partner of The D3
                                    Family Fund, L.P.

Item 1.     Security and Issuer.

            Common stock of Pediatric Services of America, Inc. (PSAI) 310 Technology Parkway, Norcross GA 30092-2929

Item 2.     Identity and Background.

            The D3 Family Retirement Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3.     Source and Amount of Funds or Other Consideration

            Source of funds is money invested in the partnership by its partners.

Item 4.     Purpose of Transaction

            For investment purposes.

Item 5.     Interest in Securities of the Issuer.

            (a,b) The D3 Family Retirement Fund, L.P. owns and has sole voting and dispositive power over 222,549 common shares of PSAI.

            (c)   Date           Shares Bought         Price
                  ----           -------------         -----

                  2/23/05            8,200             12.11
                  2/25/05            4,000             12.04
                  3/02/05            3,000             12.04
                  3/08/05            1,300             12.06

            (d)   N/A

            (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

            N/A

Item 7.     Material to be Filed as Exhibits

            N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 10, 2005                        /s/ DAVID NIERENBERG
--------------                        ------------------------------------------
Date                                  David Nierenberg
                                      President
                                      Nierenberg Investment Management Company,
                                       Inc., the General Partner of the D3
                                       Family Retirement Fund, L.P.

Item 1.     Security and Issuer.

            Common stock of Pediatric Services of America, Inc. (PSAI) 310 Technology Parkway, Norcross GA 30092-2929

Item 2.     Identity and Background.

            The D3 Children's Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3.     Source and Amount of Funds or Other Consideration

            Source of funds is money invested in the partnership by its partners.

Item 4.     Purpose of Transaction

            For investment purposes.

Item 5.     Interest in Securities of the Issuer.

            (a,b) The D3 Children's Fund, L.P. owns and has sole voting and dispositive power over 49,307 common shares of PSAI.

            (c)   Date          Shares Bought      Price
                  ----          -------------      -----

                  2/23/05            1,500         12.13
                  2/24/05            2,500         12.02
                  2/25/05              800         12.07
                  3/08/05            1,000         12.06

            (d)   N/A

            (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

            N/A

Item 7.     Material to be Filed as Exhibits

            N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 10, 2005                         /s/ DAVID NIERENBERG
--------------                         -----------------------------------------
Date                                   David Nierenberg
                                       President
                                       Nierenberg Investment Management Company,
                                        Inc., the General Partner of the D3
                                        Children's Fund L.P.

Item 1.     Security and Issuer.

            Common stock of Pediatric Services of America, Inc. (PSAI) 310 Technology Parkway, Norcross GA 30092-2929

Item 2.     Identity and Background.

            The D3 Offshore Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3.     Source and Amount of Funds or Other Consideration

            Source of funds is money invested in the partnership by its partners.

Item 4.     Purpose of Transaction

            For investment purposes.

Item 5.     Interest in Securities of the Issuer.

            (a,b) The D3 Offshore Fund, L.P. owns and has sole voting and dispositive power over 146,609 common shares of PSAI.

            (c)   Date          Shares Bought          Price
                  ----          -------------          -----

                  2/22/05            2,900             11.33
                  2/23/05            8,600             12.11
                  2/25/05            1,600             12.05
                  3/02/05            1,900             12.05
                  3/07/05            2,300             12.05

            (d)   N/A

            (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

            N/A

Item 7.     Material to be Filed as Exhibits

            N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 10, 2005                         /s/ DAVID NIERENBERG
--------------------                   -----------------------------------------
Date                                   David Nierenberg
                                       President
                                       Nierenberg Investment Management Company,
                                         Inc., the General Partner of the D3
                                         Offshore Fund, L.P.

Item 1.     Security and Issuer.

            Common stock of Pediatric Services of America, Inc. (PSAI) 310 Technology Parkway, Norcross GA 30092-2929

Item 2.     Identity and Background.

            The D3 Family Bulldog Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3.     Source and Amount of Funds or Other Consideration

            Source of funds is money invested in the partnership by its partners.

Item 4.     Purpose of Transaction

            For investment purposes.

Item 5.     Interest in Securities of the Issuer.

            (a,b) The D3 Family Bulldog Fund, L.P. owns and has sole voting and dispositive power over 104,125 common shares of PSAI.

            (c)   Date           Shares Bought     Price
                  ----           -------------     -----

                  2/23/05            5,750         12.12
                  2/24/05           12,000         12.01
                  2/25/05            3,200         12.04
                  3/01/05            3,300         12.05

            (d)   N/A

            (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

            N/A

Item 7.     Material to be Filed as Exhibits

            N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 10, 2005                         /s/ DAVID NIERENBERG
--------------                         -----------------------------------------
Date                                   David Nierenberg
                                       President
                                       Nierenberg Investment Management Company,
                                         Inc., the General Partner of the D3
                                         Family Bulldog Fund, L.P.